EXHIBIT 4.1


                     AGREEMENT TO TERMINATE RIGHTS AGREEMENT



     THIS AGREEMENT TO TERMINATE RIGHTS AGREEMENT (this "AGREEMENT"), is made and entered into as of April 22, 2002, by and between Brilliant Digital Entertainment, Inc., a Delaware corporation (the "COMPANY") and U.S. Stock Transfer Corporation, as Rights Agent (the "RIGHTS AGENT").

     The Company and the Rights Agent have heretofore executed and delivered the Rights Agreement, dated as of March 30, 1998, and certain amendments thereto (the "RIGHTS Agreement"). Pursuant to Section 28 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 28 thereof.

     In consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

     1. The parties hereto hereby agree that the Rights Agreement shall terminate effective immediately and shall be of no further force or effect.

     2. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles of such state.

     3. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    BRILLIANT DIGITAL ENTERTAINMENT, INC.


                                    By:        /S/ ROBERT CHMIEL
                                            -----------------------------------
                                            Robert Chmiel
                                    Title:  Chief Operating Officer and
                                            Chief Financial Officer



                                    U.S. STOCK TRANSFER CORPORATION


                                    By:        /S/ RICHARD BROWN
                                            -----------------------------------
                                            Richard C. Brown
                                    Title:  Vice President